appleiSports

900 Spectrum Center Dr. # 900
Irvine, CA 92612

Joe F. Martinez, Chairman & CEO
949-725-0380

December 20, 2024

Mr. Lincoln (Lyndon) Hsu
396 Canning Street
North Carlton
VICTORIA AUSTRALIA 3054

RE: Directors Agreement

Dear Lyndon,

I am pleased to confirm that you have been appointed as a non-executive director of Apple iSports Group, Inc. ("AiS" or "Company") effective December 20, 2024 (**the Commencement Date**). I am writing to set out the terms of that appointment.

1. Duration of appointment

Subject to the satisfaction of the conditions detailed in paragraphs 11 and 12 of this letter, your appointment as non-executive director of the board is from the Commencement Date for a period of two years. Any subsequent term after this is subject to agreement between the parties.

2. Role of the Board

The Board's role is to effectively represent and promote the interests of the Company and, thereby, "the shareholder(s)." With regard to its role, the Board directs and supervises the management of the business and affairs of the Company, including but not limited to:

- ensuring the Company's goals are clearly established and strategies are in place for achieving them in respect of its diversified business, as more recently set out in the AiS Business Plan dated April 2024;
- establishing policies for strengthening the performance of the Company, including ensuring management is proactively seeking to build the business through innovation, initiative, technology, new products, acquisitions, and the development of its business capital;
- monitoring the performance of key management, including the CEO, setting the terms of their employment agreement from time to time, regularly reviewing their performance, and, where necessary, terminating their employment;

900 Spectrum Center Dr. # 900
Irvine, CA 92612

Joe F. Martinez, Chairman & CEO
949-725-0380

- deciding on whatever steps are necessary to protect the Company's financial position and the ability to meet its debts and other obligations when they fall due and ensuring that such steps are taken;
- ensuring the Company's financial statements are accurate and fair and otherwise conform with law, including under the United States Securities Exchange Act of 1933;
- ensuring the Company complies with its listing requirements, including as an OTC-QB listed entity or on any other exchange (including NASDAQ);
- ensuring the Company complies with its legal and regulatory obligations generally;
- ensuring the Company adheres to high standards of ethics and corporate behavior; and
- ensure the Company has appropriate risk management/regulatory compliance policies in place, including those in relation to its proposed Northern Territory sports bookmaker's license and AML/CTF obligations.

In the normal course of events, the company's day-to-day management is left to management. All directors of the Board are expected to make decisions objectively in the interests of the Company. The board as a whole is collectively responsible for the company's success. All non-executive or executive directors have the same general legal responsibilities under relevant law.

3. Timing and location of Board meetings and time commitment

The Board is expected to meet quarterly and hold additional Board meetings as circumstances may require or as determined by the Board. The duration of each board meeting will be determined as and when required, but it is unlikely to run for more than half a day. You will receive notice of the meeting before the date of the Board meeting for review and consideration. Board meetings can be attended remotely.

In addition to routine Board meetings, you should allow time for any possible committee or working group meetings, preparatory work, and travel, and ensure that you are in a position to make the necessary overall time commitment. In particular, all directors of the Board are expected to have carefully reviewed all Board papers and related material sent to them for meetings.

By accepting this appointment, you confirm you can allocate sufficient time to meet these expectations, that you are aware of your responsibilities as a director, and that you will be able to discharge them to the expected level in accordance with applicable laws and the Company's Articles of Incorporation (**Constitution**). Meeting absences must be approved by the Company's Founder and Director, Mr. Marino Sussich, and Mr. Joe Martinez, the company's Chairman and Chief Executive Officer.

4. Remuneration and other amounts payable

You will be entitled to a non-executive director's remuneration and other amounts as set out below:

(a) (**Year 1 shares**) 800,000 shares of common stock of the Company (with no disposal restrictions other than as prescribed by law) issued or transferred to you for consideration of US$0.25 per share within 14 days of the Commencement Date;

(b) (**Year 2 shares**) 800,000 shares of common stock in of the Company (with no disposal restrictions other than as prescribed by law) issued or transferred to you for consideration of US$0.25 per share within 14 days of the first anniversary of the Commencement Date; and

(c) (**On-going remuneration entitlement**) in respect to the period commencing on the second anniversary of the Commencement Date onwards, an amount to be agreed upon between you and the Board.

Your full entitlement to remuneration, as set out in paragraphs (a) to (c) inclusive, is dependent upon you being a non-executive director at the time of payment.

Where any shares in the capital of the Company are issued or transferred to you, and you subsequently cease to be a non-executive director, you will remain entitled to retain those shares. There will be no further amount payable by you in respect of those shares to the Company or any third party who may have originally transferred the shares to you. You understand that the shares are "restricted securities," as that term is defined under US securities laws. You hereby represent that you will acquire the shares for investment purposes and not for re-distribution.

You will be reimbursed for all pre-approved expenses incurred as a non-executive director, including direct and indirect expenses such as phone and internet charges, accommodation, and traveling expenses, reasonably and appropriately incurred and documented upon submission of receipts to the Company.

In addition, should you be requested to perform other work for the Company outside the scope of usual non-executive directors' duties, you may be entitled to additional remuneration as agreed with the Board in writing at that time of the occurrence.

5. Committee Involvement

Board committees are formed when it is efficient or necessary to facilitate effective decision-making.

This letter refers to your appointment as a non-executive director of the Company. If you are also asked to serve on one or more Board committees, this will be addressed by a separate process setting out any supplemental fees payable and ensuring that you are aware of the committee's terms of reference and the responsibilities involved.

6. Board and individual director evaluation processes

The performances of the Board as a whole and its committees and individual directors are evaluated annually. You will be required to participate in any continuous quality improvement programs determined by the board as being appropriate for directors and, if required by the shareholder(s), in internal and external review processes evaluating director, Board, and committee performance. If, in the meantime, there are any matters that cause you concern about your role, you should discuss them with

900 Spectrum Center Dr. # 900
Irvine, CA 92612

Joe F. Martinez, Chairman & CEO
949-725-0380

the Chairman of the Board as soon as appropriate.

7. Outside interests, including directorships

It is accepted and acknowledged that you have business and material personal interests other than those of the Company. Please contact the Company as soon as possible to arrange for your interests as a shareholder, director, officer, or trustee of other companies or entities to be disclosed to the Board and noted. Disclosure of interests is a continuing obligation. Please ensure that the Board is kept informed of any changes to your interests so that the interests register can be maintained and kept up to date. This should be done in writing.

Any director is, while holding office, at liberty to accept other officer or board appointments so long as the appointment does not conflict with the Company's business and does not materially interfere with their performance as a director of the Company. All other future or additional material commitments, including other directorships, which may conflict with, or impact on, your role with the Company must first be discussed with the Chairman before being accepted.

8. Induction and development processes

Upon appointment as a non-executive director, all essential Board and Company information can be found on the SEC's EDGAR website.

All directors are expected to remain current on how to best discharge their responsibilities as directors of the Company, including keeping abreast of changes and trends in economic, political, social, financial, and legal climates and governance practices and of other developments likely to be relevant to the Company, including laws and regulations that impact the Company.

9. Constitution and policies

As a non-executive director of the Company, you will be required to comply with the Constitution, any board and committee charters, and all policies governing the conduct of directors and employees.

10. Access to independent professional advice

All directors and the secretary are entitled to obtain independent professional advice relating to the affairs of the Company or their responsibilities as directors. If, in your case, you consider such advice is necessary, you should first discuss it with the Chairman. Subject to the prior approval of the Chairman, the cost of the advice will be reimbursed by the Company, but you should ensure, so far as is practicable, that it is reasonable.

Copies of any separate legal advice you might obtain must be made available to, and for the benefit of, all Board members unless the Chairman otherwise agrees.

11. Director of Indemnity and Access

appleiSports

900 Spectrum Center Dr. # 900
Irvine, CA 92612

Joe F. Martinez, Chairman & CEO
949-725-0380

You have certain rights concerning access to Company documents and to be indemnified for certain liabilities arising from your conduct or duties as a non-executive director of the Company. Your rights of indemnity are contained in the Company's by-laws.

12. Availability of liability insurance and company indemnity

The Company is currently arranging and will pay the premiums for directors' and officers' liability insurance coverage for all its directors. The insurance policy will provide for indemnity on such terms (including coverage) that a company that operates a similar business or businesses as the Company could reasonably be expected to have affected. Details of the current cover will be included in your induction materials. The Company will supply you with a copy of the relevant policy and subsequent policies when such are renewed.

The Company also indemnifies each of its directors against certain costs and liabilities they incur, to the extent it can legally do so under relevant law and on the terms of the Deed of Access and Indemnity (as referred to above).

We note that your appointment as a non-executive director is conditional upon the above insurance coverage being in place to your satisfaction.

13. Confidentiality

All information acquired during your appointment as a non-executive director of the Company is confidential to the Company and should not be disclosed either during your appointment or following termination (by whatever means) to third parties except as permitted by law, to your professional advisers (including legal, financial and accounting) or with prior written approval from the Chairman.

All confidential information about the Company must only be used by you in the proper performance of your duties or as required by law. You must not use it to gain advantage for yourself or others or to the detriment of the Company.

14. Governing law

This letter of appointment is governed exclusively by the laws of the State of Nevada.

Please let us know if you have any queries or would like to discuss further. We look forward to your association with us and look forward to a mutually rewarding endeavor.

appleiSports

900 Spectrum Center Dr. # 900
Irvine, CA 92612

Joe F. Martinez, Chairman & CEO
949-725-0380

Sincerely Yours,
For and on behalf of Apple iSports Group, Inc.,

Joe F. Martinez,
Chairman & CEO

Acknowledged and agreed by Lincoln (Lyndon) Hsu:

____

Lincoln (Lyndon) Hsu

Date: 21st December 2024